                                                                     Exhibit 5.1

                                HALE AND DORR LLP
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                          617-526-6000 FAX 617-526-5000

                               October 30, 2000

Analog Devices, Inc.
One Technology Way
Norwood, MA 02062

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) $1,200,000,000 principal amount of 4.75% Convertible Subordinated Notes due 2005 (the "Notes") and (ii) an aggregate of 9,246,720 shares of Common Stock, $.16 2/3 par value per share, issuable upon conversion of the Notes (the "Conversion Shares"), of Analog Devices, Inc., a Massachusetts corporation (the "Company"), all of which Notes and Conversion Shares, if and when sold, will be sold by certain securityholders of the Company (the "Selling Securityholders").

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified, facsimile or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the State of New York and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that:

     1.   The Notes have been duly and validly authorized and issued; and

     2. The Conversion Shares have been duly and validly authorized and, when issued upon conversion of the Notes in accordance with the terms of such Notes, will be validly issued, fully paid and non-assessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Notes or the Conversion Shares while the Registration Statement is in effect.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectuses under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     /s/ Hale and Dorr LLP

                                                     Hale and Dorr LLP